Exhibit 5.1

March 10, 2017

Board of Directors

BioScrip, Inc.

1600 Broadway, Suite 700

Denver, Colorado 80202

Re:	BioScrip, Inc. Amended and Restated 2008 Equity Incentive Plan

Ladies and Gentlemen:

As counsel to BioScrip, Inc., a Delaware corporation (the “Company”), I have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 5,250,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”), issuable under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”).

As General Counsel, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of (i) the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, as amended and in effect as of the date of this opinion; (ii) the 2008 Plan; (iii) resolutions adopted by the Company’s Board of Directors; and (iv) such other records, documents, certificates and instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.  In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate as to questions of material fact to this opinion.

The opinions expressed herein are limited in all respects to the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued in accordance with the terms of the 2008 Plan and any applicable award agreements, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur that could affect the opinions contained herein.  This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Kathryn M. Stalmack
Kathryn M. Stalmack
Senior Vice President, Secretary and General Counsel